EXHIBIT 99.1

At Photon Dynamics:	Agency Contact:
So-Yeon Jeong Investor Relations Manager soyeon.jeong@photondynamics.com 408.360.3561	Debby Martin WeberSchandwick dmartin@webershandwick.com 408.559.6090

FOR IMMEDIATE RELEASE

PHOTON DYNAMICS REPORTS SECOND QUARTER RESULTS FOR FISCAL 2003

San Jose, CA (April 15, 2003) — Photon Dynamics, Inc. (NASDAQ:PHTN), a leading supplier of integrated yield management solutions for the flat panel display market, today reported financial results for the second quarter of fiscal 2003 ending March 31, 2003. The results for comparative periods of fiscal 2002 have been reclassified to reflect the discontinued operations of the printed circuit board assembly inspection business announced last quarter.

Revenue for the second quarter of fiscal 2003 was $10.1 million, a decrease of 27 percent compared with $13.9 million for the second quarter of fiscal 2002. Net loss from continuing operations for the current quarter was $7.9 million, or $0.50 per share, compared to a profit of $0.8 million, or $0.05 per share, for the same quarter a year ago. Net loss after discontinued operations for the second quarter was $23.0 million, or $1.44 per share, compared to a net loss of $1.6 million, or $0.10 per share, for the same quarter a year ago.

Revenue for the first six months of fiscal 2003 was $30.0 million, an increase of 19 percent compared with $25.3 for the first six months of fiscal 2002. Net loss from continuing operations for the first six months of fiscal 2003 was $9.9 million, or $0.61 per share, compared to a profit of $37,000 or $0.00 per share, for the first six months of fiscal 2002. Net loss after discontinued operations for the first six months was $48.0 million, or $2.99 per share, compared to a loss of $5.0 million, or $0.34 per share, for the first six months of fiscal 2002.

Cash, cash equivalents and short-term investments at March 31, 2003 were $118 million as compared to $126 million at December 31, 2002. The decrease in cash, cash equivalents and short-term investment was due to the repurchase of 204,632 shares of the Company’s Common Stock at a cost of approximately $4.3 million under a stock repurchase program which is now complete and a decrease due to operations of $3.7 million.

Bookings for the second quarter of fiscal 2003 were $9 million, and the company posted a backlog of $43 million at the end of the second quarter of fiscal 2003. Bookings and backlog are not necessarily indicative of future revenue. “ The buying patterns of our customers were forecasted to be uneven in fiscal 2003, resulting in fluctuating bookings from quarter-to-quarter. We expect bookings to increase in the second half of fiscal 2003 given the continued growth of the LCD market,” stated Woody Spedden, president and chief executive officer.

The company estimates third quarter revenue of fiscal 2003 to be between $16 and $18 million, with a loss of between $0.24 and $0.16 per share, assuming the acceptance of the ArrayChecker 3500 test system in the third quarter.

Earnings Conference Call

The company will host a quarterly conference call on April 15, 2003 at 1:30 pm PST. To access the conference call in the US/Canada, dial (800) 967-7184, and (719) 457-2633 for international calls. Both numbers will use confirmation code 499466.

A digital replay will be available on the company’s website at www.photondynamics.com or by phone, two hours after the conclusion of the conference call. For US/Canada, (888) 203-1112, and (719) 457-0820 for international calls. Enter the confirmation code 499466.

About Photon Dynamics, Inc.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

Safe Harbor Statement

The statements in this press release relating to Photon Dynamics’ estimated financial results for the third quarter of fiscal 2003 and bookings for the remainder of the fiscal year are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to: the current economic downturn has created substantial economic uncertainty, which may cause consumers to purchase products containing flat panel displays at a rate lower than Photon Dynamics expects, and therefore Photon Dynamics’ customers to reduce investments in Photon Dynamics’ products below that which Photon Dynamics projects until the markets become more certain; current economic conditions may cause an increase in competitive pricing pressures; the risk of the introduction of competing products having technological and/or pricing advantages; and the risk that site acceptance of the ArrayChecker 3500 test system may not occur as soon as Photon Dynamics expects. As a result, Photon Dynamics’ actual results may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “ Factors Affecting Operating Results” in Photon Dynamics’ Quarterly Report on Form 10-Q as filed on February 14, 2003 with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Photon Dynamics, Inc.

Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2003	September 30, 2002

Assets
Current assets:
Cash, cash equivalents and short-term investments	$117,860	$170,143
Accounts receivable, net	16,314	16,579
Inventories	13,458	18,650
Other current assets	6,268	6,367

Total current assets	153,900	211,739
Land, property and equipment, net	12,584	12,404
Other assets	2,613	2,925
Intangible assets	6,287	3,554
Goodwill	10,520	18,537

Total assets	$185,904	$249,159

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,942	$10,610
Other current liabilities	10,044	10,637
Deferred revenue and customer deposits, net	5,554	304

Total current liabilities	22,540	21,551
Other liabilities	1,155	1,465
Shareholders’ equity:
Common stock	272,783	288,833
Accumulated deficit	(111,531)	(63,500)
Accumulated other comprehensive income	957	810

Total shareholders’ equity	162,209	226,143

Total liabilities and shareholders’ equity	$185,904	$249,159

Photon Dynamics, Inc.

Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

Revenue	$10,133	$13,932	$30,005	$25,301
Cost of revenue	8,658	7,392	20,725	14,370

Gross margin	1,475	6,540	9,280	10,931
Operating expenses:
Research and development	5,594	3,293	10,241	6,226
Selling, general and administrative	4,110	3,095	7,608	5,829
Other long-lived asset impairment charge	—	—	303	—
Acquired in-process research and development	—	—	1,849	—
Amortization of intangible assets	367	—	627	—

Total operating expenses	10,071	6,388	20,628	12,055

Income (loss) from operations	(8,596)	152	(11,348)	(1,124)
Interest income and other, net	680	639	1,494	1,161

Income (loss) from continuing operations	(7,916)	791	(9,854)	37
Loss from discontinued operations	(15,099)	(2,403)	(38,177)	(5,013)

Net loss	$(23,015)	$(1,612)	$(48,031)	$(4,976)

Net income (loss) per share from continuing operations:
Basic	$(0.50)	$0.05	$(0.61)	$(0.00)

Diluted	$(0.50)	$0.05	$(0.61)	$(0.00)

Net loss from discontinuing operations, net of tax
Basic	$(0.94)	$(0.15)	$(2.38)	$(0.34)

Diluted	$(0.94)	$(0.15)	$(2.38)	$(0.34)

Net loss per share:
Basic	$(1.44)	$(0.10)	$(2.99)	$(0.34)

Diluted	$(1.44)	$(0.10)	$(2.99)	$(0.34)

Weighted average number of shares:
Basic	15,944	15,746	16,052	14,831
Diluted	15,944	16,788	16,052	15,806

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